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                                EMPLOYMENT AGREEMENT

     THIS AGREEMENT (this "Agreement"), is made and entered into this 24th day of October, 1997, by and between Hard Rock Hotel, Inc., a Nevada corporation ("Hard Rock"), and Adam Titus ("Employee").

                                    WITNESSETH:

     WHEREAS, Hard Rock desires to secure the benefits of Employee's background, knowledge, experience, ability, expertise and industry to promote and maintain Hard Rock's stability, growth, viability and profitability; and

     WHEREAS, Hard Rock desires to engage the services of Employee who is desirous of being employed by Hard Rock under the terms and conditions as herein set out; and

     NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements herein contained, together with other good and valuable consideration the receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

                             1.   DEFINITIONS

     1.1. "Employee" shall at all times mean Adam Titus.

     1.2. "Hard Rock" shall at all times mean Hard Rock Hotel, Inc., a Nevada corporation, and its Successor in Interest together with its subsidiaries.

     1.3. "Successor in Interest" shall mean any entity which is the successor or assign of Hard Rock, at law or at equity, and shall include without limitation, any entity into which Hard Rock is merged or consolidated, and any entity to which all or substantially all of the assets or businesses of Hard Rock is transferred.

                  2.  NATURE OF EMPLOYMENT AND DUTIES OF EMPLOYEE

     2.1. Effective November 10, 1997 (the "Effective Date"), Employee shall be employed by Hard Rock in the capacity of Vice President - Construction or such other position as determined by the Chief Executive Officer of Hard Rock with the understanding that Employee's title shall be befitting a senior executive and shall be responsible for the overall supervision, direction and control of Hard Rock's expansion and construction activities. He shall do and perform all services, acts, or things necessary or advisable to assist in the management and conduct of the business of Hard Rock, subject always to the policies as set forth by the Board of Directors of Hard Rock (the "Board").

     2.2. Employee has reviewed and concurs with his responsibilities and duties as set forth in Section 2.1 above.


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     2.3. Employee shall devote his entire productive time, ability and attention to the business of Hard Rock during the term of this Agreement. Employee shall not, directly or indirectly, render any service of a business, commercial or professional nature, to any other person or organization, whether for compensation or otherwise, without the prior written consent of the President/CEO of Hard Rock except that Employee shall not be precluded from involvement in charitable or civic activities or his personal financial investments provided the same do not interfere with his time or attention to the business of Hard Rock.

     2.4. Employee agrees that to the best of his ability and experience he will at all times conscientiously perform all of the duties and obligations expressly required of him.

     2.5. Employee shall have an appropriately furnished office in a location designated by Hard Rock in Las Vegas, Nevada, where he will be based. Hard Rock may require, and Employee expressly acknowledges such potential requirement, Employee to travel frequently to varied unspecified locations throughout the United States and the world as may be needed to carry out the tasks assigned to him pursuant to this Agreement. Should any of this travel be for extended periods of time, Hard Rock shall compensate Employee for the costs of temporary relocation to and from these areas and will provide Employee and his family with appropriate accommodations as well as a suitable vehicle including the maintenance costs thereof.

                             3.   TERM OF EMPLOYMENT

     Hard Rock shall employ Employee, and Employee hereby agrees to be employed by Hard Rock from and after the Effective Date for a period of three (3) years; PROVIDED, HOWEVER, that this Agreement may be terminated earlier as hereinafter provided.

                    4.   TERMINATION OF EMPLOYMENT WITHOUT CAUSE

     4.1. Employee may be terminated at any time by the Board on ninety (90) days' prior written notice to Employee specifying grounds for termination and, if they are not those as provided in Section 5.1 herein, then Employee shall continue to be paid all compensation and shall receive all benefits to which he is entitled to hereunder through the balance of the term hereof as provided for in Article 3 above.

     4.2. Employee may, at Employee's sole option and right, terminate this Agreement at any time after the completion of the initial expansion phase of the Hard Rock Hotel located at 4455 Paradise Road, Las Vegas, Nevada, by giving Hard Rock ninety (90) days' prior written notice and Hard Rock shall be under no obligation to Employee except to pay him compensation for such services as may have been performed up to the effective date of such termination. For the purposes of this Section 4.2, "completion of the initial phase" shall mean the date upon which a Certificate of Occupancy is issued by Clark County, Nevada.


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     4.3. If during the term hereof Employee shall die or become disabled, he shall be entitled to death and/or disability benefits that may be due Employee under any other benefit plans in effect from time to time.

                       5.  TERMINATION OF EMPLOYMENT FOR CAUSE

     5.1. Hard Rock may at any time, at its election, exercise by written notice to Employee stating with specificity the reason for the termination, terminate this Agreement and the employment term because of Employee's:

          (a) gross negligence or willful malfeasance in the performance of his duties under this Agreement;

          (b) failure to obtain or retain any permits, licenses, or approvals which may be required by any state or local authorities in order to permit the Employee to continue his employment as contemplated by this Agreement.

          (c)  conviction of a crime involving moral turpitude; or

          (d) dishonesty with respect to Hard Rock including breach of duty to Hard Rock involving Employee's personal gain or profit.

     Upon the occurrence of any of the above, at Hard Rock's sole option, Employee's employment shall immediately cease and terminate and Hard Rock shall be under no obligation to Employee except to pay him for such services as may have been performed up to the date of such termination.

                             6.  COMPENSATION OF EMPLOYEE

     6.1. Employee shall receive an annual salary of One Hundred Sixty Thousand Dollars ($160,000), payable in at least monthly installments, less all applicable federal, state and local taxes, Social Security and any other government mandated deductions.

     6.2. Employee shall be eligible to receive an annual bonus to be determined by the Board payable within thirty (30) days after the end of Hard Rock's fiscal year during the term of this Agreement; PROVIDED, HOWEVER, that Employee's bonus for Hard Rock's 1997 fiscal year shall not be less than Fifty Thousand Dollars ($50,000) and shall be paid in the first quarter of 1998. Hard Rock shall afford Employees an opportunity to earn annual bonuses in an amount comparable to the amount that Employee could have received pursuant to the bonus program of Harveys Casino Resorts ("Harveys") in effect as of the date of this Agreement.

     6.3. Employee shall be entitled to participate in certain stock option plans that Hard Rock provides to its comparable senior executives to the extent such plans are established by Hard Rock which the parties hereto anticipate will be similar to those


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established by Harveys but in no event shall Employee's ability to participate in Hard Rock's stock option plans, when established, to be less than that level of participation currently enjoyed by Employee pursuant to the Harveys stock option plan as of the date of this Agreement.

     6.4. Employee shall be entitled to participate in Hard Rock's group insurance, hospitalization and health and benefit plans as well as all other benefit plans that Hard Rock provides to its comparable senior executives to the extent such plans are established by Hard Rock which the parties hereto anticipate will be similar to those established by Harveys but in no event shall Employee's ability to participate in such group insurance hospitalization and health and benefit plans, when established, be less than that level of participation currently enjoyed by Employee pursuant to the Harveys group insurance, hospitalization and health and benefit plans as of the date of this Agreement.

     6.5. Employee shall be entitled to spend two (2) weeks per year attending advanced engineering or construction courses at his sole cost and expense, provided that such two (2) week absence does not interfere with his duties pursuant to this Agreement. Such two (2) week absence shall not be deemed vacation nor shall it cause a reduction in compensation.

     6.6. During the term of this Agreement, Employee shall, when established by Hard Rock, be allowed to participate in a 401(k) plan and Hard Rock shall match fifty percent (50%) of Employee's contributions as provided in such a plan.

     6.7. Employee shall be entitled to vacation and holiday pay that Hard Rock provides to its comparable senior executives. In no event, however, shall the vacation time afforded to Employee under such policy be less than two (2) weeks per annum.

                              7.  COVENANTS OF EMPLOYEE

     During the term of this Agreement and thereafter, Employee shall hold in a fiduciary capacity for the benefit of Hard Rock all secret or confidential information, knowledge or data relating to Hard Rock or its affiliates, and their respective businesses, which shall not be public knowledge (other than information which becomes public as a result of acts of Employee or his representatives in violation of this Agreement), including, without limitation, customer/client lists, matters subject to litigation, and technology or financial information of Hard Rock or its subsidiaries, without the prior written consent of Hard Rock. In addition, during the term of this Agreement and for a two (2) year period thereafter, Employee shall not, directly or indirectly, solicit or contact any employee of Hard Rock or any affiliate of Hard Rock, with a view to inducing or encouraging such employee to leave the employ of Hard Rock or its affiliates, for the purpose of being employed by Employee, an employer affiliated with Employee or any competitor of Hard Rock or any affiliate thereof. Employee acknowledges that the provisions of this Article 7 are reasonable and necessary for the protection of Hard Rock and that Hard Rock will be irrevocably damaged if such provisions are not specifically enforced. Accordingly, Employee agree that, in addition to any other relief to which

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Hard Rock may be entitled in the form of actual or punitive damages, Hard Rock shall be entitled to seek and obtain injunctive relief from a court of competent jurisdiction (without posting a bond therefor) for the purpose of restraining Employee from any actual or threatened breach of such provisions.

                                 8.  MISCELLANEOUS

     8.1. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs, and necessary disbursements in addition to any other relief to which he may be entitled.

     8.2. This Agreement shall be construed and governed by the laws of the State of Nevada, and any action between the parties shall be maintained only within the applicable state or federal court located in Clark County, Nevada.

     8.3. This Agreement, and all of the terms and conditions hereof, shall bind Hard Rock and its successors and assigns and shall bind Employee and his heirs, executors and administrators. No transfer or assignment of this Agreement shall release Hard Rock from any obligation to Employee hereunder.

     8.4. Notices to or for the respective parties shall be given in writing and delivered in person or mailed by certified or registered mail, addressed to the respective party at the address as set out below, or at such other address as either party may elect to provide in advance in writing, to the other party:

          Employee:           Adam Titus
                              2252 Pine Forest Court
                              Las Vegas, Nevada  89134

          with a copy to:     John J. Brannelly, Ltd.
                              302 East Carson Avenue
                              Suite 808
                              Las Vegas, Nevada 89101
                              Attn: John J. Brannelly, Esq.

          Hard Rock:          Hard Rock Hotel, Inc.
                              510 North Robertson Boulevard
                              Los Angeles, California 90048
                              Attn: Peter A. Morton

          with a copy to:     Gordon & Silver, Ltd.
                              3800 Howard Hughes Parkway
                              14th Floor
                              Las Vegas, Nevada 89109
                              Attn: James S. Mace, Esq.



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     8.5. If any provisions of this Agreement is held by the aforesaid court to be invalid, illegal, or unenforceable by reason of any rule of law or public policy, all other provisions of this Agreement shall nevertheless remain in effect. No provision of this Agreement shall be deemed dependent on any other provision unless so expressed herein.

     8.6. Nothing contained in this Agreement shall be construed to require the commencement of any act contrary to law, and when there is any conflict between any provision of this Agreement and any statue, law, ordinance, or regulation, contrary to which the parties hereto have no legal right to contract, then the latter shall prevail; but in such an event, the provisions of this Agreement so affected shall be curtailed and limited only to the extent necessary to bring it within the legal requirements.

     8.7. The several rights and remedies provided for in this Agreement shall be construed as being cumulative, and no one of them shall be deemed to be exclusive of the others or of any right or remedy allowed by law. No waiver by Hard Rock or Employee of any failure by Employee or Hard Rock, respectively, to keep or perform any provision of this Agreement shall be deemed to be a waiver of any proceeding or succeeding breach of the same or other provision.

     8.8. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of the Employee by Hard Rock, contains all of the covenants, conditions and agreements between the parties with respect to such employment. Each party to this Agreement acknowledges that no representations, inducements, promises or other agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding. Any addendum to or modification of this Agreement shall be effective only if it is in writing and signed by the parties to be charged.

                 [Remainder of this page intentionally left blank]


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     Intending to be legally bound, the parties hereto have executed this
Agreement as of the date above first written.

EMPLOYEE:                     HARD ROCK:

/s/ Adam Titus                Hard Rock Hotel Inc., a Nevada corporation
----------------------------
Adam Titus


                              By:  /s/ Peter A. Morton
                                   -------------------------------------
                                   Peter A. Morton, President


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